Exhibit 99.7

For Release: September 1, 2004      3:00 p.m. PDT

                      KEY GOLD CORPORATION CLOSES FINANCING

Boulder - (BUSINESS WIRE) - September 1, 2004 - Key Gold Corporation (OTCBB:
KYGC) is pleased to announce that it has closed a private placement financing for $500,000. Key Gold issued 370,370 shares at a deemed price of $1.35 per share along with one full warrant for each share purchased at an exercise price of $1.50 per share for two years. The company plans to use these funds both to further its investment in JHP Resources Limited in connection with its affiliated joint venture, Liaoning Taixing International Gold Mining Company ("LTI"), in the exploration work being performed by LTI on its initial 106 square kilometer properties in Fengcheng City (which is located in the Liaoning Province of PRC, approximately 600 kilometers northeast of Beijing, PRC) and for general corporate purposes.

"We have continued to do exploration work on the property through our affiliated joint venture and are encouraged by the progress being made so far," said President and CEO John Anderson. "Additional gold occurrences continue to be found along the north easterly trending property and the joint venture is planning for the next phase of mapping and sampling in mid September." About Key
Gold: Key Gold Corporation is in the business of exploring, acquiring, and developing advanced precious metals and base metals properties. The company's main focus is exploring for gold, silver, and copper projects in the People's Republic of China. The company currently has an affiliated joint venture on a 106 square kilometer property in Fengsheng City, approximately 600 kilometers northeast of Beijing. The company's shares trade on the OTC Bulletin Board under the symbol "KYGC." Statements herein express management's beliefs and expectations regarding future performance and are forward-looking and involve risks and uncertainties, including, but not limited to, the satisfactory completion of various surveys, the availability of sufficient operating capital in LTI, JHP Resources Limited, and Key Gold to effectuate the parties' respective business plans; fluctuations in the price of precious and non-precious metals; stock price fluctuations; and other risks. These risks are and will be detailed, from time to time, in Key Gold's Securities and Exchange Commission filings, including its Schedule 14f-1 and Form 8-K, and subsequent Forms 10-KSB, 10-QSB, and 8-K. Actual results may differ materially from management's expectations.

For information on Key Gold Corporation: please visit the company's Web site at www.keygoldcorp.com.

Contact:

     Key Gold Corporation
     John Anderson, 303-323-1927
     www.keygoldcorp.com
     or
     Shareholder.com
     (investors) 1-866-888-3995